Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces 2009 Results (Unaudited)

Costa Mesa, Calif., January 28, 2010 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported a net loss for 2009 of $460,000 or $0.08 per share on a diluted basis, compared with net income of $708,000 or $0.11 per share on a diluted basis for 2008.

The $1.3 million decrease in the Company’s pre-tax income/ (loss) for 2009 compared to 2008 was due primarily to:

*	A $5.5 million increase in provision for loan losses; and
*
A $0.7 million increase in noninterest expense, primarily associated with higher costs related to Federal Deposit Insurance Corporation (“FDIC”) insurance premiums, other real estate owned operations, net and professional fees, partially offset by lower compensation and benefits expense.

Offsetting the above items were the following:

*	A $2.1 million increase in net interest income due to a higher level of interest earning assets and a higher net interest margin; and
*
A $2.9 million favorable change in noninterest income (loss) category, primarily associated with a lower other-than-temporary impairment (“OTTI”) charge taken on private label securities in 2009 and higher deposit fee income, partially offset by lower loan servicing fee income and losses on loan sales, compared to gains in the prior year.

Steven R. Gardner, President and Chief Executive Officer, commented on the results, “The recessionary economic conditions in Southern California had a negative impact on our financial results during this past year.  However, even in this challenging environment, our bankers continue to attract new customers and build our franchise.  Through hard work and outstanding customer service, we have taken advantage of the challenges facing our competitors and have reached out to attract many new business customers.  We continue to gain market share through the acquisition of new business banking customers.  Our transaction accounts are up 122% or $107 million from last year and were the main contributor to our $162 million or 35% increase in total deposits in 2009.  The lower cost of transaction account deposits allowed us to reduce our wholesale funding by paying down higher cost borrowings of $118 million.  These actions resulted in the Bank’s cost of funds decreasing by 131 basis points during the year from 3.40% at the end of 2008 to 2.09% at the end of 2009.”

Mr. Gardner added, “During the fourth quarter of 2009, we successfully raised $15.5 million in capital from a public offering of our common stock.  The proceeds from the offering further strengthened the Bank’s regulatory capital ratios by increasing Tier 1 leverage capital to 9.72% and total risk-based capital to 14.56% at year end, both of which continue to exceed the levels required to be considered well capitalized for regulatory purposes.  Importantly, the additional capital raised in the offering enables us to take advantage of strategic opportunities that become available in our market areas.”

Mr. Gardner continued, “Although the economic environment continues to impact our asset quality, our overall loan portfolio is performing better than most of our peers. Our nonperforming assets have remained relatively flat over the last three quarters of 2009 and represent just 1.7% of total assets at December 31, 2009.  Our loans delinquent 90 days or more have shown an improving trend over the second half of this year with only 13 loans aggregating $5.8 million or 1.0% of total loans 90 days or more past-due at year-end 2009.  We continue to work to minimize losses in our loan portfolio, by proactively addressing loans at the earliest indication of weakness and implementing aggressive collection and loss mitigation strategies.”

Mr. Gardner concluded, “Our allowance for loan losses has grown during the year and is now at 1.55% of total loans; this growth is in part due to net loan charge-offs of 0.79% of average loans in 2009.  Given the expected weakness in the Southern California economy and its impact on commercial real estate into 2010, we expect credit costs to remain elevated for a period of time.  Our overall conservative credit culture has proven to be an important buttress against the prolonged weakness in the commercial real estate market. The debt service coverage ratio for our multifamily portfolio of 1.20 and our non-owner occupied commercial real estate portfolio of 1.42 have remained essentially unchanged since the first quarter of 2009.  These results are a direct reflection of our conservative credit philosophy, sound underwriting practices and our proactive portfolio management.”

For the fourth quarter of 2009, the Company’s net loss totaled $277,000 or $0.04 per share on a diluted basis, compared with net income of $106,000 or $0.02 per share on a diluted basis in the comparable prior period.  After an audit by the California Franchise Tax Board of our 2005 and 2006 tax years, certain net interest deductions related to California Enterprise Zones that were allowed in previous tax years were disallowed.  As a result of the audit, we estimated additional tax expense related to net interest deductions taken in years 2007, 2008 and 2009 to be approximately $445,000 and accordingly recorded additional tax expense in 2009.  The Company is currently in discussions with the state taxing authority concerning this matter.

At December 31, 2009, the Company’s basic book value per share was $7.33, diluted book value per share was $6.75 and the ratio of tangible common equity to total assets was 9.10%.

Net Interest Income

Net interest income totaled $6.2 million in the fourth quarter of 2009, up $0.7 million or 13.7% from the same period in the prior year, reflecting a $56.7 million or 7.9% increase in average interest-earning assets to $772.6 million and an increase in the net interest margin.  The net interest margin was 3.20% in the current quarter, up 17 basis points from the same period in the prior year.  The increase in the current quarter from a year ago primarily reflected the average costs on interest-bearing liabilities decreasing more rapidly than the average yield on interest-earning assets.  The lower yield on our interest-earning assets was unfavorably impacted by a higher average cash and cash equivalents balance held in the current quarter and a lower yield on our investment securities.  Our lower investment securities yield was primarily due to our decision to reduce the credit risk exposure in the securities portfolio by selling private label securities with higher credit risk and replacing them with lower yielding, lower credit risk government sponsored enterprises (“GSE”) securities.  In a decreasing interest rate environment, this lowered the yield on our investment securities by 318 basis points.  These GSE securities also enhance our regulatory capital as they have a lower asset risk weighting than the private label securities.  Partially offsetting the lower yield on our interest-earning assets was a 32 basis point increase in our loan interest yield in the 2009 fourth quarter.

For 2009, net interest income totaled $23.2 million, up $2.1 million or 9.8% from 2008.  The increase was associated with higher average interest-earning assets, which grew by $36.8 million, and an increase in the net interest margin of 13 basis points.

Provision for Loan Losses

During the fourth quarter of 2009, the provision for loan losses totaled $2.2 million, an increase of $1.6 million from the same period in the prior year and loan charge offs amounted to $1.4 million, an increase of $0.9 million from the same period in the prior year.  The weakness in the California economy and our recent charge off history were the dominating factors in determining our provision and the adequacy of our allowance for loan losses during 2009.  The recent loan charge offs we have experienced are in response to the uncertainty and recessionary conditions in our primary markets as well as constraints on the financial markets in which we lend.  These conditions continue to adversely affect our borrowers and their businesses and, consequently, the collateral securing our loans.

For 2009, the provision for loan losses was $7.7 million and net loan charge-offs totaled $4.7 million.  This compares to a $2.2 million provision for loan losses and net loan charge-offs of $1.0 million for 2008.

Noninterest income

Noninterest income totaled $139,000 in the fourth quarter of 2009, up from a loss of $0.7 million from the same period in the prior year.  The favorable change between quarters was primarily due to a lower OTTI charge of $430,000 in the 2009 fourth quarter, compared to a charge of $1.3 million in the year-ago quarter and a gain on sale of investment securities of $366,000 in the current quarter, compared with no sales activity in the prior year quarter.  Both OTTI charges were on private label securities recorded in the net gain (loss) from sale of investment securities category.  As previously disclosed, these securities were received by the Company when it redeemed its shares in two mutual funds in the second quarter of 2008.  Partially offsetting these improvements in the 2009 fourth quarter was a $358,000 loss on the sale of loans of $1.8 million in the current quarter.  No loans were sold in the fourth quarter of 2008.

For 2009, noninterest income totaled $0.7 million, compared to a loss of $2.2 million from 2008.  The improvement from 2008 was primarily related to a $3.5 million favorable change in net gain (loss) from sale of investment securities predominantly associated with the Company’s redemption of the aforementioned investment in mutual funds.  Partially offsetting that improvement was lower loan servicing fee income of $0.5 million, primarily related to lower prepayment fees, and losses on the sale of loans compared to gains in 2008 for a net unfavorable change of $443,000.

Noninterest Expense

Noninterest expense totaled $4.1 million in the fourth quarter of 2009, essentially unchanged from the same period in the prior year.  Within noninterest expense, we experienced higher costs related to FDIC insurance premiums of $198,000 and other real estate owned operations, net of $135,000, partially offset by lower marketing expense of $131,000 and compensation and benefits expense of $117,000.  FDIC insurance premiums increased due to a raise in the regular quarterly assessment from 7.5 basis points in the fourth quarter of 2008 to 18.0 basis points for the fourth quarter of 2009 and the growth in the Company’s deposits of 35.4% since year-end 2008.  Higher costs related to other real estate owned operations, net were due to an increase in write downs and, to a lesser extent, an increase in the number of foreclosed properties.  The decrease in compensation and benefits expense for the quarter was primarily attributable to a reduction in the annual incentive compensation accrual.

For 2009, noninterest expense totaled $16.7 million, up $0.7 million or 4.6% from 2008.  The increase was due primarily to higher FDIC insurance premiums of $1.1 million, other real estate owned operations, net of $259,000 and legal and audit fees of $195,000, partially offset by lower compensation and benefits expense of $0.9 million.

Assets and Liabilities

At December 31, 2009, assets totaled $807.3 million, up $67.4 million or 9.1% from December 31, 2008.  During the fourth quarter of 2009, assets declined $40.5 million primarily due to decreases in cash and cash equivalents of $56.0 million and loans held for investment, net of $9.9 million.  These decreases were partially offset by an increase in investment securities available for sale of $21.7 million.

Investment securities available for sale increased 21.4% during the current fourth quarter to $123.4 million at December 31, 2009.  The increase was primarily due to net purchases funded by increased deposits and, to a lesser extent, a reduction in loans held for investment.  At December 31, 2009, 52 of the private label mortgage backed securities (“MBS”) totaling $6.0 million, with a market value of $4.1 million, were classified as substandard or impaired.  Interest received from these securities is applied against their respective principal balances.  All of these private label MBS were acquired when the Company redeemed its shares in mutual funds in the second quarter of 2008.

Net loans held for investment declined $9.9 million in the current fourth quarter to $566.6 million at December 31, 2009.  Included in the quarter were loan originations totaling $449,000.  The Company’s allowance for loan losses increased $0.8 million to $8.9 million at December 31, 2009, from $8.1 million at September 30, 2009.  The increase was primarily from the provision for loan losses of $2.2 million, offset by net loan charge-offs of $1.4 million, which were up from the $1.1 million recorded in the quarter ended September 30, 2009.  The allowance for loan losses as a percent of nonaccrual loans increased to 86% at December 31, 2009 from 83% at September 30, 2009.  Likewise, the ratio for allowance for loan losses to total loans increased to 1.5% at December 31, 2009, up from 1.4% at September 30, 2009.

Deposits totaled $618.7 million at December 31, 2009, up $161.6 million or 35.4% from December 31, 2008.  During the fourth quarter of 2009, deposits increased $12.4 million due primarily to growth in transaction accounts of $34.2 million, partially offset by decreases in retail certificates of deposit of $21.2 million.  Within the retail certificates of deposit decrease, we experienced a contraction of $43.5 million in our less than one year products, while our greater than one year products grew $22.3 million as we strategically sought to lengthen liabilities in the current low interest rate environment.  At December 31, 2009, the Company had a minimal amount of wholesale deposits and no brokered deposits.  At December 31, 2009, the loan to deposit ratio was 93.0%, compared to 137.5% at December 31, 2008.

At December 31, 2009, total borrowings of the Company amounted to $101.8 million, down $118.4 million or 53.8% from December 31, 2008 and down $75.0 million or 42.4% from the third quarter of 2009.  At December 31, 2009, total borrowings represented 12.6% of total assets.  The reduction in borrowings during the last quarter of 2009 was related wholly to the pay down of fixed rate Federal Home Loan Bank term advances, which carried a rate of 4.99%.

Nonperforming Assets

Non-performing assets increased during the fourth quarter of 2009 by $314,000 to $13.7 million at December 31, 2009 representing 1.70% of total assets, compared to non-performing assets of $5.2 million at December 31, 2008, representing 0.71% of total assets.  During the fourth quarter of 2009, three multi-family real estate loans totaling $3.6 million and three SBA loans totaling $403,000 were placed on nonaccrual status.  Other real estate owned declined $264,000 during the fourth quarter of 2009, primarily due to sale of a $0.8 million commercial real estate property at a minimal loss and a $128,000 write down on a commercial real estate property, partially offset by the foreclosure of one commercial real estate business loan of $0.7 million.  The weak economy continues to affect our borrowers as reflected in the changes in our nonperforming assets.  Nonperforming assets consisted of $10.3 million of nonaccrual loans and $3.4 million of other real estate owned at December 31, 2009.

Regulatory Capital Ratios

In the fourth quarter of 2009, the Company raised $15.5 million in capital by issuing 5,030,385 shares of common stock at a public offering price of $3.25 per share.  The Company injected $14.0 million of the proceeds from the offering into the Bank, which enhanced the Bank’s regulatory capital ratios.  At December 31, 2009, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 9.72%, tier 1 risked-based capital of 13.30% and total risk-based capital of 14.56%.  These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.00% for tier 1 risked-based capital and 10.00%, for total risk-based capital.  At December 31, 2009, the Company had a ratio for tier1 leverage capital of 9.89%, tier 1 risked-based capital of 13.42% and total risk-based capital of 14.67%.

The Company owns all of the capital stock of the Bank.  The Bank provides business and consumer banking products to its customers through our six full-service depository branches in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Newport Beach.

Pacific Premier Bancorp, Inc. will hold its annual meeting on Wednesday May 26, 2010 at 9 a.m. at its corporate headquarters in Costa Mesa, California.  The record date for shareholders to vote their proxy for the annual meeting will be March 31, 2010.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following:  the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairments of securities held by us; the impact of current governmental efforts to restructure the U.S. financial regulatory system; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2008 Annual Report on Form 10-K, as amended, of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

Kent J. Smith
Senior Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)

	December 31,	December 31,
ASSETS	2009	2008
	(Unaudited)	(Audited)
Cash and due from banks	$59,677	$8,181
Federal funds sold	29	1,526
Cash and cash equivalents	59,706	9,707
Investment securities available for sale	123,407	56,606
FHLB stock/Federal Reserve stock, at cost	14,330	14,330
Loans held for sale, net	-	668
Loans held for investment, net of allowance for loan losses of $8,905 (2009) and $5,881 (2008)	566,584	622,470
Accrued interest receivable	3,520	3,627
Other real estate owned	3,380	37
Premises and equipment	8,713	9,588
Deferred income taxes	11,465	10,504
Bank owned life insurance	11,926	11,395
Other assets	4,292	1,024
TOTAL ASSETS	$807,323	$739,956
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$33,885	$29,435
Interest bearing:
Transaction accounts	161,872	58,861
Retail certificates of deposit	417,377	341,741
Wholesale/brokered certificates of deposit	5,600	27,091
Total deposits	618,734	457,128
FHLB advances and other borrowings	91,500	209,900
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	13,277	5,070
TOTAL LIABILITIES	733,821	682,408
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.01 par value; 15,000,000 shares authorized; 10,033,836 (2009) and 4,903,451 (2008) shares issued and outstanding	49	48
Additional paid-in capital	79,958	64,680
Accumulated deficit	(4,764)	(4,304)
Accumulated other comprehensive loss, net of tax of $1,324 (2009) and $2,011 (2008)	(1,741)	(2,876)
TOTAL STOCKHOLDERS’ EQUITY	73,502	57,548
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$807,323	$739,956

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	Unaudited	Unaudited	Unaudited	Audited
INTEREST INCOME	2009	2008	2009	2008
Loans	$9,738	$10,468	$39,570	$42,101
Investment securities and other interest-earning assets	697	1,008	3,869	4,421
Total interest income	10,435	11,476	43,439	46,522
INTEREST EXPENSE
Interest-bearing deposits:
Interest on transaction accounts	486	280	1,429	1,448
Interest on certificates of deposit	2,468	3,329	11,618	13,005
Total interest-bearing deposits	2,954	3,609	13,047	14,453
FHLB advances and other borrowings	1,237	2,256	6,839	10,302
Subordinated debentures	78	186	368	649
Total interest expense	4,269	6,051	20,254	25,404
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	6,166	5,425	23,185	21,118
PROVISION FOR LOAN LOSSES	2,200	558	7,735	2,241
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,966	4,867	15,450	18,877
NONINTEREST INCOME
Loan servicing fees	84	156	486	989
Deposit fees	213	177	851	601
Net gain (loss) from sales of loans	(358)	-	(351)	92
Net loss from sales of investment securities	(65)	(1,300)	(1,343)	(4,886)
Other income	265	222	1,054	1,032
Total noninterest income (loss)	139	(745)	697	(2,172)
NONINTEREST EXPENSE
Compensation and benefits	2,007	2,124	8,047	8,986
Premises and occupancy	617	697	2,559	2,529
Data processing and communications	162	165	633	570
Other real estate owned operations, net	176	41	373	114
FDIC insurance premiums	264	66	1,382	264
Legal and audit	152	137	797	602
Marketing expense	156	287	664	781
Office and postage expense	48	97	295	344
Other expense	471	414	1,944	1,774
Total noninterest expense	4,053	4,028	16,694	15,964
NET INCOME (LOSS) BEFORE INCOME TAX (BENEFIT)	52	94	(547)	741
INCOME TAX (BENEFIT)	329	(12)	(87)	33
NET INCOME (LOSS)	$(277)	$106	$(460)	$708

EARNINGS (LOSS) PER SHARE
Basic	$(0.04)	$0.02	$(0.08)	$0.14
Diluted	$(0.04)	$0.02	$(0.08)	$0.11

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	7,788,618	4,903,607	5,642,589	4,948,359
Diluted	7,788,618	6,096,023	5,642,589	6,210,387

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
UNAUDITED (dollars in thousands, except per share data)

	December 31, 2009	December 31, 2008
Asset Quality (end of period)
Nonaccrual loans	$10,329	$5,200
Other real estate owned	3,380	37
Nonperforming assets	13,709	5,237
Net loan charge-offs for the quarter ended	1,401	544
Net loan charge-offs for the year ended	4,710	966
Allowance for loan losses	8,905	5,881
Net loan charge-offs for quarter, annualized to average total loans	0.98%	0.34%
Nonaccrual loans to total loans	1.79	0.83
Nonaccrual loans to total assets	1.28	0.70
Nonperforming assets to total assets	1.70	0.71
Allowance for loan losses to total loans	1.55	0.94
Allowance for loan losses to nonaccrual loans	86.21	113.10

Average Balance Sheet (for the quarter ended)
Total assets	$810,568	$749,776
Loans receivable, net	571,617	635,228
Deposits	617,059	436,303
FHLB advances and other borrowings	109,228	237,946
Subordinated debentures	10,310	10,310

Share Data (end of period)
Book value per share (Basic)	$7.33	$11.74
Book value per share (Diluted)	6.75	9.60
Closing stock price	3.38	4.00

Pacific Premier Bank Capital Ratios (end of period)
Tier 1 leverage ratio	9.72%	8.71%
Tier 1 risk-based capital ratio	13.30	10.71
Total risk-based capital ratio	14.56	11.68

Pacific Premier Bancorp, Inc. Capital Ratios (end of period)
Tier 1 leverage ratio	9.89%	8.99%
Tier 1 risk-based capital ratio	13.42	11.11
Total risk-based capital ratio	14.67	12.07

Loan Portfolio (end of period) (1)
Real estate loans:
Multi-family	$278,744	$287,592
Commercial	149,894	163,428
One-to-four family	8,491	9,925
Construction - Multi-family	-	2,733
Land	-	2,550
Business loans:
Commercial owner occupied	103,019	112,406
Commercial and industrial	31,109	43,235
SBA	3,337	4,942
Other loans	1,674	1,956
Total gross loans	$576,268	$628,767

Deferred loan origination fees (costs) and discounts (premiums)	(779)	252
Allowance for loan losses	(8,905)	(5,881)
Loans receivable, net	$566,584	$623,138

(1) Included loans held for sale, net.

	Twelve Months Ended	Twelve Months Ended
	December 31, 2009	December 31, 2008
Profitability and Productivity
Return on average assets	(0.06)%	0.09%
Return on average equity	(0.76)	1.20
Net interest margin	3.12	2.99
Noninterest expense to total assets	2.07	2.16
Efficiency ratio (1)	63.81	66.76

(1) Efficiency ratio excludes other real estate operations, net and gains and losses from sales of loans and investment securities.